EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Breeze-Eastern Corporation on this form S-8 of our report dated June 3, 2011, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule as of March 31, 2011 and 2010 and for the years then ended and our report dated June 3, 2011 with respect to our audit of the effectiveness of internal control over financial reporting of Breeze-Eastern Corporation as of March 31, 2011, which reports appear in the Annual Report on Form 10-K of Breeze Eastern Corporation for the year ended March 31, 2011.
/s/ Marcum LLP

Marcum LLP
Bala Cynwyd, PA
October 12, 2011